Exhibit 10.1

February 10, 2023

Saul Scherl

232 Lydecker Street

Englewood, NJ 07631

Below are terms outlining the Company’s retention efforts to extend your employment through 06/30/2023 as Senior Advisor, Seaport. All prior agreements between you and Howard Hughes Management Co., LLC (“HHMC”) (including the letter executed March 10, 2021) shall remain in effect, and shall be enforceable in accordance with their terms, except, and to the extent that, the terms of any such agreements are modified per terms of this letter.

The details of the extension are as follows:

Compensation:

Your annual base salary compensation remains $600,000 which calculates to $23,076.92 less applicable taxes and withholdings, to be paid on a biweekly basis. Except as described herein, if either you or HHMC elects to terminate your employment with HHMC, you shall only be eligible to receive that portion of your compensation which you have actually earned as of the date when your employment is terminated and you shall have no right or claim to receive any future or expectant interest in any additional compensation to which you otherwise may have been entitled as of the date of such termination.

HHMC requests that you treat as confidential and not discuss compensation information, including but not limited to base salary, any applicable bonuses and/or incentives, with any HHMC employee or any individual associated with HHMC in any way, other than your direct manager or the Culture + People Department.

Annual Cash Incentives:

You will be eligible for an annual discretionary bonus at a target of up to 100% of base salary, to be determined by overall company and individual performance goals being achieved. Your target and any payouts will be prorated based on your final employment end date.

Annual Long-Term Incentives for Performance Year 2023:

As annual long-term incentives for performance year 2022 were granted and vested on 12/31/2022 no further long-term incentives will be granted in 2023.

Paid Time Off and Other Benefit Programs:

Paid Time Off will continue to accrue per your current bi-weekly accrual rate. You are entitled to the exact same benefit programs and offerings.

Expense Reimbursement:

If applicable, HHMC agrees to reimburse you 100% of your company related expenses on a monthly basis, subject to review and approval by your immediate supervisor of receipts and other appropriate documentation verifying in reasonable detail the nature of such expenditures for which you seek reimbursement.

Right to Extension:

The Company reserves the right to extend your employment for an additional 90-day period without further approvals upon notice to you.

As you know, HHMC is an at-will employer. Except as described in this letter, there is no employment contract between you and HHMC. There are no guarantees of future employment, promotion, salary increases, bonuses or location. It should also be understood that HHMC retains the right to revise, amend, delete or in any manner change any and all benefits and benefit related policies.

As a material inducement to HHMC making this offer of employment, you hereby represent and warrant to HHMC that you are free to enter into employment with HHMC and you are not subject to any obligation, agreement or restrictive covenant which will prevent or interfere with your performance of your duties as an employee of HHMC. You hereby acknowledge that, in the event you are bound by any prior agreement or obligation, the effect of which is to restrict you from the performance of our duties on behalf of HHMC, and HHMC is sought to be held liable for your actions, you agree to indemnify, defend and hold HHMC harmless from and against any and all damages, losses, liabilities, costs and expenses, including reasonable attorneys fees incurred by HHMC in connection with such claims or causes of action which are threatened or actually asserted against HHMC, and you agree that any compensation which may be due and owed to you by HHMC may be offset and reduced to the extend of HHMC’s expenditures under the paragraph.

By your signature you agree to the terms of this offer. It is very important for you to understand and acknowledge that except as duly authorized, you have no personal authority to bind HHMC or any of their affiliates to any contract, agreement or obligation, and that all contracts or agreements which obligate or propose to obligate HHMC, or any of their affiliates, in any manner, to any third party must be signed and approved by a duly authorized officer of HHMC, or the applicable affiliate as the case may be.

Please contact me if there anything further I can do to assist you or if you have any questions.

Sincerely,

David O’Reilly

Chief Executive Officer

/s/ Saul Scherl
(Saul Scherl Signature)

Agreed and Accepted on this 10th Day of February, 2023